UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

January 11, 2018

(Date of Report)

January 10, 2018

(Date of earliest event reported)

TOTAL SYSTEM SERVICES, INC.

(Exact name of registrant as specified in its charter)

Commission File Number 1-10254

Georgia	58-1493818
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One TSYS Way Columbus, Georgia	31901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (706) 644-6081

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 10, 2018, Total System Services, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with Bank of America, N.A. as Administrative Agent, the other lenders party thereto from time to time and Bank of America Merrill Lynch, as sole lead arranger and sole bookrunner. The Credit Agreement provides the Company with a $450 million two-year term loan facility (the “Term Loan Facility”).

The Term Loan Facility was used to finance, in part, the Company’s acquisition of Cayan Holdings LLC, a Delaware limited liability company (“Cayan”), and PCP MW Holding Corp., a Delaware corporation and an equityholder of Cayan (“PCP”), previously announced on December 18, 2017 (the “Acquisition”).

Borrowings under the Credit Agreement will accrue interest at the base rate (as defined in the Credit Agreement) or, for certain euro-denominated borrowings, the London Interbank Offered Rate (“LIBOR”), in each case plus a margin based on the Company’s corporate credit ratings. The applicable margin for loans bearing interest based on LIBOR ranges from 1.000% to 1.750%. The applicable margin for loans bearing interest based on the base rate ranges from 0.000% to 0.750%.

The Credit Agreement contains customary covenants regarding, among other matters, the maintenance of insurance, the preservation and maintenance of the Company’s corporate existence, material compliance with laws and the payment of taxes and other material obligations. The Credit Agreement also contains financial covenants requiring the maintenance as of the end of each fiscal quarter of (i) a minimum fixed charge coverage ratio of 2.5 to 1.0 and (ii) a maximum consolidated leverage ratio of 3.5 to 1.0, which may be increased upon the occurrence of certain events (including the consummation of the Acquisition). In addition, the Credit Agreement contains covenants which, among other things, limit the Company’s ability, and that of the Company’s subsidiaries (subject to exceptions and thresholds as provided in the Credit Agreement), to:

•	grant or permit liens on the Company’s or the Company’s subsidiaries’ assets;

•	make certain investments, acquisitions (other than the Acquisition) or loans;

•	merge, consolidate or otherwise dispose of assets other than in the ordinary course of business;

•	pay dividends or make other restricted payments;

•	make material changes in the Company’s lines of business; and

•	enter into transactions with the Company’s or the Company’s subsidiaries’ affiliates.

The Credit Agreement includes customary events of default (subject to specified cure periods, materiality qualifiers and exceptions as provided for in the Credit Agreement), including the failure to pay any interest, principal or fees when due, the failure to perform or the violation of any covenant contained in the Credit Agreement, the making of materially inaccurate or false representations or warranties, a default on certain material indebtedness, insolvency or bankruptcy, a change of control and the occurrence of material employee benefit events and certain judgments against the Company or its material subsidiaries.

The foregoing description of the Credit Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On January 11, 2018, the Company completed its previously announced acquisition of Cayan and PCP. Pursuant to, and subject to the terms and conditions of, the Agreement and Plan of Merger (the “Merger Agreement”), dated December 16, 2017, by and among the Company, PCP CYN Merger Sub, Inc. (“PCP Merger Sub”), MW CYN Merger Sub, LLC (“Merger Sub”), Cayan, PCP, and Parthenon Investors IV L.P., solely in its capacity as the representative of the equityholders of Cayan and PCP, (i) PCP Merger Sub merged with and into PCP, with PCP as the surviving entity, and (ii) Merger Sub merged with and into Cayan, with Cayan as the surviving entity, such that the Company is now the direct or indirect sole equityholder of PCP and Cayan.

The Company funded the Acquisition through a combination of cash-on-hand and proceeds from borrowings under the Credit Agreement.

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on December 19, 2017, and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 8.01	Other Events.

On January 11, 2018, the Company issued a press release announcing the completion of the Acquisition, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Exhibit Description

Exhibit 2.1	Agreement and Plan of Merger, dated December 16, 2017, by and among Total System Services, Inc., PCP CYN Merger Sub, Inc., MW CYN Merger Sub, LLC, Cayan Holdings LLC, PCP MW Holding Corp., and Parthenon Investors IV L.P., solely in its capacity as representative of the equityholders (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 19, 2017)

Exhibit 10.1	Credit Agreement, dated January 10, 2018, by and among Total System Services, Inc., Bank of America, N.A. as Administrative Agent, the other lenders party thereto from time to time and Bank of America Merrill Lynch, as sole lead arranger and sole bookrunner

Exhibit 99.1	Press Release dated January 11, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOTAL SYSTEM SERVICES, INC.

By:	/s/ Kathleen Moates
Name: Kathleen Moates
Title: Senior Deputy General Counsel

Date: January 11, 2018

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